EXHIBIT 99.1

Contact:	Janet Herin	FOR IMMEDIATE RELEASE
	Sr. Manager, Media Relations	Moved On PR Newswire
	Corporate	September 23, 2008
310.615.1693
jherin@csc.com

Bill Lackey
Director, Investor Relations
Corporate
310.615.1700
blackey3@csc.com

CSC SETTLES IRS EXAMINATION

Settlement Terms and Related Matters Expected to Favorably Impact Net Income

FALLS CHURCH, Va., Sept. 23 – CSC (NYSE: CSC) today announced that the U.S. Internal Revenue Service (“IRS”) has concluded its examination of CSC’s consolidated U.S. tax returns for the fiscal years 2000 through 2004.  As previously disclosed, the nature of the significant items subject to examination included depreciation and amortization, research credits and international tax issues. Based on the final resolution reached by the company and the IRS, the company will receive a nominal tax refund for overpayments for the years examined, and due to the utilization of net operating loss carryforwards, the company will have no additional U.S. federal cash tax payments for fiscal years 2000 through 2004.  Accordingly, the settlement will have no significant impact on the company’s operating cash flows for the current fiscal year.

As a result of the conclusion of the IRS examination and the planned filing of related tax accounting method changes, the company will record reductions of approximately $900 million in the liability for unrecognized tax benefits and related accrued interest and penalties. Of the reductions in liability for unrecognized tax benefits and related accrued interest and penalties, approximately $380 million will be reflected as a credit to income tax expense, thereby having a corresponding favorable impact to net income in the current fiscal quarter. The remainder of the $900 million of unrecognized tax benefits will be reclassified on the company’s balance sheet from liability for

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CSC – Page 2	September 23, 2008

uncertain tax positions to deferred tax liabilities and taxes payable. Partially offsetting this benefit are advisory and related expenses incurred in connection with the IRS examination. The net favorable impact of the above matters of approximately $370 million was not included as part of CSC’s previous guidance for the current quarter or fiscal year.

The $900 million reduction of the company’s liability for unrecognized tax benefits will reduce the interest expense component of tax expense. The company has not yet completed its analysis regarding the magnitude of this improvement and will provide further information on its second quarter earnings conference call in November.

“We are pleased to conclude all outstanding IRS audits through fiscal year 2004 and to realize the corresponding favorable impact on the effective tax rate as we reduce our related interest accrual,” said CSC Chairman, President and Chief Executive Officer Michael W. Laphen. “In a period of 10 months, through constructive dialogue, the IRS and CSC were able to resolve a number of complex tax issues covering 10 fiscal years.”

Under the settlement, which is evidenced by a Form 906 representing final resolution, CSC and the IRS have agreed to certain adjustments, the collective effect of which include a net operating loss carryover, research and foreign tax credits and charitable contribution carryovers, and other adjustments relating to amortization and depreciation deductions.  The company will not be subject to penalties from matters covered by the settlement.

About CSC
CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business. These include Business Solutions & Services, Global Outsourcing Services and the North American Public Sector. CSC’s advanced capabilities include systems design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting. Headquartered in Falls Church, Va., CSC

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CSC – Page 3	September 23, 2008

has approximately 90,000 employees and reported revenue of $17.1 billion for the 12 months ended July 4, 2008. For more information, visit the company’s Web site at www.csc.com.

Cautionary Note Regarding Forward-Looking Statements

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended March 28, 2008 and updating information, if any, in subsequent Form 10-Qs. In addition to the foregoing, particular uncertainties that could adversely or positively affect our future results include: the extent of expected benefits associated with the reduction of the liability for unrecognized tax benefits and tax accounting method changes; actual effects of the resolution of the IRS examination upon CSC’s prospective effective tax rate; our ability to obtain final IRS approval of tax accounting method changes; and other expected tax and accounting benefits associated with the resolution of the IRS examination.

Forward-looking statements in this press release speak only as of the date hereof.  The Company does not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of subsequent events, except as required by law.

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